Exhibit 15





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  C&D TECHNOLOGIES, INC.
     Form S-8 (File No.  -  )


We are aware that our report dated May 28, 1998 on our review of interim financial information of C&D TECHNOLOGIES, INC. (the "Company") for the period ended April 30, 1998 and included in the Company's quarterly report of Form 10-Q for the quarter then ended are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





PricewaterhouseCoopers LLP



2400 Eleven Penn Center
Philadelphia, Pennsylvania
July 15, 1998